Filed Pursuant to Rule 433
Registration No. 333-158385
March 25, 2011
FREE WRITING PROSPECTUS
 (To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
Product Supplement dated April 9, 2009, and
Underlying Supplement no. 4 dated October 22, 2010)

HSBC USA Inc.
Buffered Accelerated Market Participation
SecuritiesTM (“AMPS”)

}	This free writing prospectus relates to:

-	Buffered AMPSTM linked to the SPDR® S&P® Metals & Mining ETF

}	18-month maturity

}	2x exposure to any positive return in the reference asset, subject to a maximum return

}	Protection from the first 10% of any losses in the reference asset, subject to the credit risk of HSBC USA Inc.

The Buffered Accelerated Market Participation SecuritiesTM (“AMPS” or, each a “security” and collectively the “securities") offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.

The AMPS will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission ( the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying underlying supplement, product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.  We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities.  HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker dealers or will offer the securities directly to investors.  In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which to this free writing prospectus relates in market-making transactions in any securities after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page PS-4 of the accompanying product supplement, page S-3 of the accompanying prospectus supplement, and page US4-2 of the accompanying underlying supplement no. 4.

	Price to Public	Fees and Commissions1	Proceeds to Issuer
Per security	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying discounts and commissions of up to 1.50% per $1,000 Principal Amount of securities in connection with the distribution of the securities, which may consist of selling concessions of up to 1.50%.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

HSBC USA Inc.

Buffered Accelerated Market Participation SecuritiesTM (AMPS)
Linked to the SPDR® S&P® Metals & Mining ETF

Indicative Terms*

Principal Amount	$1,000 per security
Term	18 months
Reference Asset	The SPDR® S&P® Metals & Mining ETF (“XME”) (Ticker: XME)
Upside Participation Rate	200% (2x) exposure to any positive Reference Return, subject to the Maximum Cap
Buffer Level	-10%
Maximum Cap	16.00% to 20.00% (to be determined on the Pricing Date)
Payment at Maturity per security
If the Reference Return is greater than zero, you will receive the lesser of:
a) $1,000 + ($1,000 × Reference Return ×  Upside Participation Rate); and
b) $1,000 + ($1,000 × Maximum Cap).
If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Level:
$1,000 (zero return).
If the Reference Return is less than the Buffer Level:
$1,000 + [$1,000 × (Reference Return + 10%)].
For example, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount. If the Reference Return is less than the Buffer Level, you may lose up to 90% of your investment.

Reference Return	Final Price – Initial Price Initial Price
Initial Price	See page FWP-4
Final Price	See page FWP-4
Pricing Date	On or about March 30, 2011
Trade Date	On or about March 30, 2011
Settlement Date	On or about April 6, 2011
Final Valuation Date†	On or about October 1, 2012
Maturity Date†	On or about October 9, 2012
CUSIP	4042K1FK4

* As more fully described on page FWP-4.
†Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying underlying supplement.

The AMPSTM

For investors who seek a particular Market Exposure and who believe the Reference Asset will appreciate over the term of the AMPS, the AMPS provide an opportunity for accelerated returns (subject to a Maximum Cap). If the Reference Return is below the Buffer Level, then the AMPS provide 1:1 exposure to any potential decline in the Reference Asset beyond -10%.

If the Reference Asset appreciates over the term of the securities, you will realize 200% (2x) of the Reference Asset appreciation up to the Maximum Cap.  Should the Reference Asset decline, you will lose 1% of your investment for every 1% decline in the Reference Asset beyond the -10% Buffer Level.

The offering period for the AMPS is through on or about March 30, 2011

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities reflecting the 200% (2x) Upside Participation Rate and a hypothetical Maximum Cap of 16.00%.  The actual Maximum Cap will be determined on the Pricing Date and will not be less than 16.00% or greater than 20.00%

Information about the Reference Asset

SPDR® S&P® Metals & Mining ETF

The XME seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P Metals & Mining Select IndustryTM Index, which measures the performance of the metals and mining segment of the U.S. equity market.

The graph above illustrates the month-end 5-yr performance of the Reference Asset through March 24, 2011. The closing prices in the graph above were obtained from Bloomberg Professional® Service. Past performance is not necessarily an indication of future results.  For further information on the Reference Asset please see “The SPDR® S&P® Metals & Mining ETF ” on page FWP-14.  We have derived all disclosure regarding the Reference Asset from publicly available information.  Neither HSBC USA Inc. or any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset.

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HSBC USA Inc. Buffered Accelerated Market Participation SecuritiesTM (AMPS) Linked to the SPDR® S&P® Metals & Mining ETF

All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Buffered Accelerated Market Participation Securities. The offering of securities will have the terms described in this free writing prospectus and the accompanying product supplement, prospectus supplement, prospectus and underlying supplement.  If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement, prospectus or underlying supplement, the terms described in this free writing prospectus shall control.  You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return is negative, lose up to 90% of your principal.

This free writing prospectus relates to an offering of securities linked to the performance of the SPDR® S&P® Metals & Mining ETF (the “Reference Asset”).  The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below.  The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)†
Principal Amount:	$1,000 per security
Reference Asset:	The SPDR® S&P® Metals & Mining ETF (Ticker: XME)
Trade Date:	On or about March 30, 2011
Pricing Date:	On or about March 30, 2011
Settlement Date:	On or about April 6, 2011
Final Valuation Date:	On or about October 1, 2012. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes” in the accompanying underlying supplement.
Maturity Date:
5 business days after the Final Valuation Date, which is expected to be on or about October 9, 2012. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes” in the accompanying underlying supplement.

Upside Participation Rate:	200%
Maximum Cap:	16.00% to 20.00% (to be determined on the Pricing Date)
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Final Settlement Value:
If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to the lesser of:
(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and
(b) $1,000 + ($1,000 × Maximum Cap).
If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Level, you will receive $1,000 per $1,000 Principal Amount of securities (zero return).
If the Reference Return is less than the Buffer Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, calculated as follows:
$1,000 + [$1,000 × (Reference Return + 10%)].
Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Buffer Level.  For example, because the buffer protects the first 10% of loss, if the Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount.  If the Reference Return is less than the Buffer Level, you may lose up to 90% of your investment.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Buffer Level:	-10%
Initial Price:	The Official Closing Price of the Reference Asset on the Pricing Date.
Final Price:
The Official Closing Price of the Reference Asset on the Final Valuation Date, adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying

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underlying supplement no. 4.
Official Closing Price:
The closing price of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “XME UP <EQUITY>”, or on any successor page on Bloomberg Professional® service or any successor service, as applicable.

Form of securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
CUSIP / ISIN:	4042K1FK4 /

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

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GENERAL

This free writing prospectus relates to an offering of securities linked to the Reference Asset identified on the cover page.  The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of securities relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009, the product supplement dated April 9, 2009, and the underlying supplement no. 4 dated October 22, 2010.  All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Accelerated Market Participation Securities. If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement, prospectus, or underlying supplement, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page PS-4 of the product supplement, page S-3 of the prospectus supplement and page US4-2 of underlying supplement no. 4, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement, a product supplement and underlying supplement no. 4) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus, prospectus supplement, product supplement and underlying supplement no. 4 in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The underlying supplement no. 4 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055207/v199610_424b2.htm

}	The product supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to the lesser of:

(a)                $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b)                $1,000 + ($1,000 × Maximum Cap).

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Level, you will receive $1,000 per $1,000 Principal Amount of securities (zero return).

If the Reference Return is less than the Buffer Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)].

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Buffer Level.  For example, because the buffer protects the first 10% loss, subject to the credit risk of HSBC, if the

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Reference Return is -30%, you will suffer a 20% loss and receive 80% of the Principal Amount.  You should be aware that if the Reference Return is less than the Buffer Level, you may lose up to 90% of your investment.

Interest

The securities will not pay periodic interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Issuer

The SPDR® Series Trust is the reference issuer.

INVESTOR SUITABILITY

The securities may be suitable for you if:	The securities may not be suitable for you if:

} You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the price of the Reference Asset will increase over the term of the securities, but not by more than the Maximum Cap as leveraged by the Upside Participation Rate.
} You are willing to invest in the securities based on the Maximum Cap indicated herein, which may limit your return at maturity.
} You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than -10%.
} You are willing to forgo dividends or other distributions paid to holders of stocks comprising the Reference Asset.
} You do not seek current income from your investment.
} You do not seek an investment for which there is an active secondary market.
} You are willing to hold the securities to maturity.
} You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

} You believe the Reference Return will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.
} You are unwilling to invest in the securities based on the Maximum Cap indicated herein, which may limit your return at maturity.
} You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is below -10%.
} You seek an investment that is provides a full return of principal.
} You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
} You prefer to receive the dividends or other distributions paid to holders of the Reference Asset or the stocks comprising the Reference Asset.
} You seek current income from your investment.
} You seek an investment for which there will be an active secondary market.
} You are unable or unwilling to hold the securities to maturity.
} You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement, on page PS-4 of the accompanying product supplement and on page US4-2 of underlying supplement no. 4.  Investing in the securities is not equivalent to investing directly in any of the stocks comprising the Reference Asset.  You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, product supplement and underlying supplement including the explanation of risks relating to the securities described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement; and

}	“— Additional Risks Relating to Notes Linked to the Performance of Exchange-Traded Funds” in the product supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Final Price from the Initial Price beyond the Buffer Level of -10%.  Accordingly, if the Reference Return is less than -10%, your Payment at Maturity will be less than the Principal Amount of your securities.  You may lose up to 90% of your investment at maturity if the Reference Return is negative.

The appreciation on the securities is limited by the Maximum Cap.

You will not participate in any appreciation in the price of the Reference Asset (as magnified by the Upside Participation Rate) beyond the Maximum Cap. The Maximum Cap (to be determined on the Pricing Date) will not be less than 16.00% or greater than 20.00%.  You will not receive a return on the securities greater than the Maximum Cap.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive periodic interest payments.

There are risks associated with an investment in a concentrated industry.

The securities held by the Reference Asset are issued by companies that are in the metal and mining industry.  Therefore, an investment in the securities may carry risks similar to a concentrated securities investment in a single industry.  Consequently, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, environmental, political or regulatory occurrence affecting this industry than an investment linked to a more broadly diversified group of issuers.

Changes that affect the Reference Asset will affect the market value of the securities and the amount you will receive at maturity.

The policies of the reference issuer concerning additions, deletions and substitutions of the constituents comprising the Reference Asset and the manner in which the reference issuer takes account of certain changes affecting those constituents included in the Reference Asset may affect the price of the Reference Asset.  The policies of the reference issuer with respect to the calculation of the Reference Asset could also affect the price of the Reference Asset.  The reference issuer may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could affect the value of the securities.

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Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

There is limited anti-dilution protection.

For certain events affecting shares of the Reference Asset, such as stock splits or extraordinary dividends, the calculation agent may make adjustments to the Final Price which may affect your Final Settlement Value. However, the calculation agent is not required to make an adjustment for every corporate action which affects the shares of the Reference Asset. If an event occurs that does not require the calculation agent to adjust the amount of the shares of the Reference Asset, the market price of the securities and the Final Settlement Value may be materially and adversely affected.

An index fund and its underlying index are different.

The performance of an index fund may not exactly replicate the performance of its underlying index, because the index fund will reflect transaction costs and fees that are not included in the calculation of its underlying index.  It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the index fund or due to other circumstances. An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

The Reference Asset is subject to management risk.

The Reference Asset is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Reference Asset, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the Reference Asset generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Reference Asset is subject to the risk that the investment strategy of the Reference Asset’s investment adviser may not produce the intended results.

The securities are not insured by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

Certain built-in costs are likely to adversely affect the value of the securities prior to maturity.

While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your securities, the original issue price of the securities includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

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Uncertain tax treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” herein, the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price.  We cannot predict the Final Price of the Reference Asset on the Final Valuation Date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Price used in the table and examples below is not the actual Initial Price of the Reference Asset.  You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or return on the securities.  With respect to the securities, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in securities for a hypothetical range of performance for the Reference Return from -100% to +100%. The following results are based solely on the assumptions outlined below.  The “Hypothetical Return on the Security” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of securities to $1,000.  The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals.  The following table and examples assume the following:

}	Principal Amount:	$1,000

}	Hypothetical Initial Price:	$72.98

}	Upside Participation Rate:	200%

}	Hypothetical Maximum Cap:	16.00% (The actual Maximum Cap will be determined on the Pricing Date and will not be less than 16.00% or greater than 20.00%)

The actual Initial Price will be determined on the Pricing Date.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Security
$145.96	100.00%	$1,160.00	16.00%
$131.36	80.00%	$1,160.00	16.00%
$116.77	60.00%	$1,160.00	16.00%
$102.17	40.00%	$1,160.00	16.00%
$94.87	30.00%	$1,160.00	16.00%
$87.58	20.00%	$1,160.00	16.00%
$83.93	15.00%	$1,160.00	16.00%
$80.28	10.00%	$1,160.00	16.00%
$78.82	8.00%	$1,160.00	16.00%
$76.63	5.00%	$1,100.00	10.00%
$74.44	2.00%	$1,040.00	4.00%
$73.71	1.00%	$1,020.00	2.00%
$72.98	0.00%	$1,000.00	0.00%
$72.25	-1.00%	$1,000.00	0.00%
$71.52	-2.00%	$1,000.00	0.00%
$69.33	-5.00%	$1,000.00	0.00%
$65.68	-10.00%	$1,000.00	0.00%
$62.03	-15.00%	$950.00	-5.00%
$58.38	-20.00%	$900.00	-10.00%
$51.09	-30.00%	$800.00	-20.00%
$43.79	-40.00%	$700.00	-30.00%
$29.19	-60.00%	$500.00	-50.00%
$14.60	-80.00%	$300.00	-70.00%
$0.00	-100.00%	$100.00	-90.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The price of the Reference Asset increases from the Initial Price of $72.98 to a Final Price of $76.63.

Reference Return:	5.00%
Final Settlement Value:	$1,100.00

Because the Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,100.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% × 200%)

= $1,100.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by 200% when such Reference Return is positive and is equal to or less than the Maximum Cap.

Example 2: The price of the Reference Asset increases from the Initial Price of $72.98 to a Final Price of $87.58.

Reference Return:	20.00%
Final Settlement Value:	$1,160.00

Because the Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,160.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 16.00%)

= $1,160.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Reference Return is positive and if such Reference Return multiplied by 200% exceeds the Maximum Cap.

Example 3: The price of the Reference Asset decreases from the Initial Price of $72.98 to a Final Price of $69.33.

Reference Return:	-5.00%
Final Settlement Value:	$1,000.00

Because the Reference Return is less than zero but greater than the Buffer Level, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount of securities (a zero return).

Example 4: The price of the Reference Asset decreases from the Initial Price of $72.98 to a Final Price of $43.79.

Reference Return:	-40.00%
Final Settlement Value:	$700.00

Here, the Reference Return is -40.00%.  Because the Reference Return is less than the Buffer Level of -10%, the Final Settlement Value would be $700.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + [$1,000 × (Reference Return + 10%)]

= $1,000 + [$1,000 × (-40.00% + 10%)]

= $700.00

Example 4 shows that you are exposed on a 1-to-1 basis to declines in the price of the Reference Asset beyond the Buffer Level of -10%.  YOU MAY LOSE UP TO 90% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

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THE SPDR® S&P® METALS & MINING ETF (“XME”)

Description of the XME

General

We have derived all information relating to the XME, including, without limitation, its make-up, performance, method of calculation and changes in its components from publicly available sources.  The XME is a unit investment trust registered under the Investment Company Act of 1940 that is designed to generally correspond, before expenses, to the price and yield performance of the S&P Metals & Mining Select IndustryTM Index (the “XME Underlying Index”).  The XME was created to provide investors with the opportunity to purchase a security representing a proportionate undivided ownership interest in a portfolio of securities consisting of all of the common stocks which comprise the XME Underlying Index.  The XME is listed on the NYSE Arca under the ticker symbol “XME.” Information provided to or filed with the SEC by the XME pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov.  Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document.  We make no representation or warranty as to the accuracy or completeness or such information.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  As a prospective purchaser of the Notes, you should undertake an independent investigation of the XME as in your judgment is appropriate to make an informed decision with respect to an investment linked to the XME.

Investment Objective

The XME seeks to replicate as closely as possible, before fees and expenses, the total return of the XME Underlying Index, which measures the performance of the metals and mining segment of the U.S. equity market. The companies included in the XME Underlying Index are selected on the basis of Global Industry Classification Standards (“GICS”) and liquidity and market cap requirements from a universe of companies defined by the S&P® Total Stock Market Index (the “S&P TMI”), a U.S. total market composite index. The inception date of the XME is June 6, 2006.

Investment Strategy — Replication

The XME pursues the indexing strategy of "replication" in attempting to track the performance of the XME Underlying Index.  The XME will invest in all of the securities that comprise the XME Underlying Index.  The XME will normally invest substantially all, but at least 95% of its total assets in common stocks that comprise the XME Underlying Index.

Correlation

The XME Underlying Index is a theoretical financial calculation, while the XME is an actual investment portfolio. The performance of the XME and the XME Underlying Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances.  A figure of 100% would indicate perfect correlation.  Any correlation of less than 100% is called "tracking error."  The XME, using a replication strategy, can be expected to have a smaller tracking error than a fund using the representative sampling strategy.  Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

The XME Underlying Index

The XME Underlying Index is published by S&P Financial Services LLC (“S&P”) and represents the Metals & Mining sub-industry portion of the S&P TMI. The XME Underlying Index is one of nineteen of the S&P Select Industry Indexes (the "Select Industry Indexes"), each designed to measure the performance of a narrow sub-industry determined based on the GICS. Membership in the Select Industry Indexes is based on the GICS classification, as well as liquidity and market cap requirements. The XME Underlying Index consists of the 25 S&P TMI constituents with the highest float-adjusted market capitalization belonging to the Metals & Mining GICS sub-industry classification that satisfy the following criteria: (i) rank within the 90th percentile of the float-adjusted market capitalization of the GICS sub-industry; (ii) are a U.S.-based company; and (iii) have a liquidity ratio (defined by dollar value traded over the previous 12 months divided by average market capitalization over the previous 12 months) of at least 60% (the "liquidity threshold"). The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings or spin-offs that do not have 12 months of trading history.

If there are not 25 eligible constituents for the XME Underlying Index as a result of the application of the criteria described in

FWP-13

the preceding paragraph, stocks ranking below the 90th percentile in the sub-industry, but having a float adjusted market capitalization above $500 million (the “market capitalization threshold”) are included in order of their float-adjusted market capitalization until the count reaches 25. If the count is still less than 25, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds are included in order of their float-adjusted market capitalization. The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions. Rebalancing occurs after the closing on the third Friday of the quarter ending month. The S&P TMI tracks all the U.S. common stocks listed on the NYSE (including NYSE Arca), the NYSE Alternext, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. The XME Underlying Index is an equal weighted market cap index.

Computation of the XME Underlying Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock.  In March 2004, S&P announced that it would transition the XME Underlying Index to float-adjusted market capitalization weights.  The transition began in March 2005 and was completed in September 2005.  S&P’s criteria for selecting stock for the XME Underlying Index was not changed by the shift to float adjustment.  However, the adjustment affects each company’s weight in the XME Underlying Index (i.e., its Market Value).  Currently, S&P calculates the XME Underlying Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the XME Underlying Index is proportional to its float-adjusted Market Value.

Under float adjustment, the share counts used in calculating the XME Underlying Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

Treasury stock, stock options, restricted shares, equity participation units, warrants, convertible stock, and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of common stock of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation.  Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of common stock outstanding, the shares of the most liquid class of common stock and shares that are in an unlisted or non-traded class so long as  such shares are convertible by shareholders into the class of common stock that is most liquid without undue delay and cost, are part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares of common stock outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares of common stock, by the total shares of common stock outstanding.  The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an index divisor (the “Divisor”).  For companies with multiple classes of common stock that are includible in the float, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this free writing prospectus, the XME Underlying Index is calculated using a base-weighted aggregate methodology: the level of the XME Underlying Index reflects the total Market Value of all the component stocks relative to the XME Underlying Index base date of June 28, 1991.  The daily calculation of the XME Underlying Index is computed by determining  the aggregate Market Value of the available float shares outstanding of each common stock comprising the XME Underlying Index, evaluated at its last sale price on the Relevant Exchange, and dividing the result by the Divisor which is designed to yield a resulting index value in the applicable magnitude (as opposed to an actual number in the billions).  The Divisor is adjusted from time to time as discussed below.

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The XME Underlying Index maintenance includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.  Continuity in index values is maintained by adjusting the Divisor for all changes in the XME Underlying Index constituents’ share capital after the base date of June 28, 1991 with the index value as of the base date set at 100.  Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the XME Underlying Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the XME Underlying Index require a Divisor adjustment.  By adjusting the Divisor for the change in total Market Value, the level of the XME Underlying Index remains constant.  This helps maintain the level of the XME Underlying Index as an accurate barometer of stock market  performance and ensures that the movement of the XME Underlying Index does not reflect the corporate actions of individual companies in the XME Underlying Index.  All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the XME Underlying Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the XME Underlying Index and do not require Divisor adjustments.

The table below summarizes the types of index maintenance adjustments and indicates whether or not a Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The Divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering
Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price.  The calculation assumes that the offering is fully subscribed.  Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.
Yes

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Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the XME Underlying Index component stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the XME Underlying Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the XME Underlying Index maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose common stock is included in the XME Underlying Index.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the XME Underlying Index are updated as required by any changes in the number of shares of common stock outstanding and then the  Divisor is adjusted accordingly.  In addition, changes in a company’s shares of common stock outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible.  Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday.  If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis.  Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually.  In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

Historical Performance of the XME

The following graph sets forth the historical performance of the XME based on the monthly historical closing prices from June 30, 2006 through March 24, 2011 (using March 24, 2011 as the monthly historical closing price for March 2011).  The closing price for the XME on March 24, 2011 was $72.98.  We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical prices of the XME should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the XME during the Observation Period or on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
6/6/2006*	6/30/2006*	$49.48	$45.32	$49.48
7/3/2006	9/29/2006	$50.73	$38.52	$41.67
10/2/2006	12/29/2006	$53.62	$39.67	$49.14
1/3/2007	3/30/2007	$57.89	$46.54	$57.21
4/2/2007	6/29/2007	$67.49	$57.40	$62.53
7/2/2007	9/28/2007	$68.02	$49.19	$63.70
10/1/2007	12/31/2007	$71.46	$60.79	$69.48
1/2/2008	3/31/2008	$78.04	$53.03	$70.01

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4/1/2008	6/30/2008	$96.09	$68.47	$94.24
7/1/2008	9/30/2008	$93.60	$42.66	$47.08
10/1/2008	12/31/2008	$46.90	$17.20	$27.79
1/2/2009	3/31/2009	$33.10	$20.55	$25.14
4/1/2009	6/30/2009	$43.51	$24.24	$37.01
7/1/2009	9/30/2009	$50.12	$31.64	$45.64
10/1/2009	12/31/2009	$54.22	$41.24	$51.61
1/4/2010	3/31/2010	$60.46	$44.44	$56.81
4/1/2010	6/30/2010	$60.40	$45.51	$45.69
7/1/2010	9/30/2010	$54.53	$43.71	$53.48
10/1/2010	12/31/2010	$69.44	$52.81	$68.78
1/3/2011**	3/24/2011**	$74.98	$64.98	$72.98

* Available information for the second calendar quarter of 2006 includes data for the period from June 6, 2006 (the inception date of the XME) through June 30, 2006.  Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2006.

** As of the date of this free writing prospectus available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through March 24, 2011. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC for distribution to other registered broker  dealers or will offer the securities directly to investors.  HSBC Securities (USA) Inc. proposes to offer the securities at the offering price set forth on the cover page of this free writing prospectus and will receive underwriting discounts and commissions of up to 1.50%, or $15.00, per $1,000 Principal Amount of securities.  HSBC Securities (USA) Inc. may allow selling concessions on sales of such securities by other brokers or dealers of up to 1.50%, or $15.00 per $1,000 Principal Amount of securities.

An affiliate of HSBC has paid or may pay in the future an amount to broker dealers in connection with the costs of the continuing implementation of systems to support these securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See ‘Supplemental Plan of Distribution’ on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on page FWP-2 of this document, which is expected to be the fifth business day following the Pricing Date of the Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the Pricing Date or the following business day, will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the securities as pre-paid forward or other executory contracts with respect to the Reference Asset.  Pursuant to this approach, and subject to the discussion below regarding “constructive ownership” transactions, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

FWP-17

Despite the foregoing, U.S. holders (as defined under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Reference Asset (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the security at fair market value and sold them at fair market value on the Maturity Date (if the security was held until the Maturity Date) or on the date of sale or exchange of the security (if the security was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each security will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such security for an amount equal to the “issue price” of the security and, upon the date of sale, exchange or maturity of the security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the security). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether any of the entities whose stock is owned by the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is owned by the Reference Asset were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is owned by the Reference Asset and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is owned by the Reference Asset is or becomes a PFIC or a USRPHC

For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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TABLE OF CONTENTS
Free Writing Prospectus
You should only rely on the information contained in this free writing prospectus, any accompanying underlying supplement, product supplement, prospectus supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying underlying supplement, product supplement, prospectus supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying underlying supplement, product supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying underlying supplement, product supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$   Buffered Accelerated Market
Participation Securities Linked to the
 SPDR® S&P® Metals & Mining ETF

March 25, 2011

FREE WRITING PROSPECTUS

General	FWP-6
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
The SPDR® S&P® Metals & Mining ETF	FWP-14
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-18
Certain U.S. Federal Income Tax Considerations	FWP-18
Underlying Supplement no. 4
Risk Factors	US4-2
The DIAMONDS® Trust, Series 1	US4-9
The POWERSHARES QQQ TRUSTSM, SERIES 1	US4-12
The iShares® MSCI Mexico Investable Market Index Fund	US4-14
The iShares® MSCI Brazil Index Fund	US4-19
The iShares® MSCI Emerging Markets Index Fund	US4-22
The iShares® MSCI EAFE Index Fund	US4-25
The SPDR Trust Series 1	US4-27
The Market Vectors Gold Miners ETF	US4-26
The Oil Service HOLDRsSM Trust	US4-30
The iShares® Dow Jones U.S. Real Estate Index Fund	US4-32
The iShares® FTSE/Xinhua China 25 Index Fund	US4-36
The iShares® S&P Latin America 40 Index Fund	US4-39
The Financial Select Sector SPDR® Fund	US4-42
The Semiconductor HOLDRsSM Trust	US4-46
The iShares® Dow Jones Transportation Average Index Fund	US4-48
The Energy Select SPDR® Fund	US4-50
The Health Care Select SPDR® Fund	US4-53
Other Components	US4-56
Additional Terms of the Notes	US4-56

Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

FWP-19